Exhibit 10.22

CONSENT AND MODIFICATION UNDER Loan and Security Agreement

This Consent and Modification under Loan and Security Agreement (this “Agreement”), dated as of November 5, 2019 (the “Effective Date”), is among Danimer Scientific Holdings, LLC, a Delaware limited liability company (“Danimer Holdings”), Meredian, Inc., a Georgia corporation (“Meredian”), Meredian Bioplastics, Inc., a Georgia corporation (“Meredian Bioplastics”), Danimer Scientific, L.L.C., a Georgia limited liability company (“Danimer Scientific”), Danimer Bioplastics, INC., a Georgia corporation (“Danimer Bioplastics”), Danimer Scientific Kentucky, INC., a Delaware corporation (“Danimer Kentucky”; together with Danimer Holdings, Meredian, Inc., Meredian Bioplastics, Danimer Scientific, Danimer Bioplastics and with any other Person that at any time after the date hereof becomes a Borrower, each a “Borrower” and collectively, “Borrowers”), the Subsidiaries of Meredian Holdings Group, Inc., a Georgia corporation (“Parent”) and Borrowers from time to time party hereto as Guarantors; the several entities party hereto as Lenders and White Oak Global Advisors, LLC, a Delaware limited liability company, as administrative agent (“Administrative Agent”).

Recitals:

A. Borrowers, the Affiliates of Borrowers from time to time party thereto as Guarantors, the entities from time to time party thereto as Lenders and Administrative Agent are party to that certain Loan and Security Agreement, dated as of March 13, 2019 (the “Existing Loan Agreement”, as the same is further amended pursuant to this Agreement and as it may be further amended, supplemented and/or otherwise modified from time to time, the “Loan Agreement”).

B. Contemporaneously with the execution of this Agreement, Danimer Holdings and Parent are entering into an amendment to the Management Services Agreement whereby Danimer Holdings will agree to pay the Supplemental Fee (as defined below) (the “Management Services Agreement Amendment”).

C. Pursuant to Section 7.13 of the Loan Agreement, Borrowers may not permit Parent to incur any liabilities, other than those specifically provided for in such section. Pursuant to a Consent and Waiver Agreement under Loan and Security Agreement dated as of August 28, 2019 (the “August 2019 Consent”), Lenders previously consented to the incurrence by Parent of $2,000,000 of indebtedness (referred to in the August 2019 Consent as the “Parent $2,000,000 Debt”) to be contributed by Parent to Borrowers for a plant optimization study and general working capital purposes. Borrowers have now requested, in lieu of the Parent $2,000,000 Debt, that Lenders consent to the increase in the aggregate amount of unsecured indebtedness permitted to be incurred by the Parent to an aggregate amount up to $5,000,000 (the “Parent $5,000,000 Debt”), pursuant to loan documents and instruments, including, without limitation, the Investor Notes (as defined below) in form and substance satisfactory to Administrative Agent in its discretion (the “Parent $5,000,000 Debt Documents”).

D. Borrowers have requested that Administrative Agent and the Lenders (a) consent to the execution and delivery of the Management Services Agreement Amendment, (b) consent to the Parent $5,000,000 Debt, pursuant to the Parent $5,000,000 Debt Documents and (c) amend certain provisions of the Existing Loan Agreement as provided herein, on and subject to the terms and conditions set forth herein. Administrative Agent, on behalf of and at the direction of Lenders, is willing to agree to the requests of Borrowers, but only on the terms and conditions set forth herein.

Agreement:

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby specifically acknowledged, the parties hereby covenant and agree as follows:

1. Definitions; References; Interpretation.

(a) Unless otherwise specifically defined herein, each capitalized term used herein (including in the Recitals hereof) that is defined in the Loan Agreement shall have the meaning assigned to such term in the Loan Agreement.

(b) Each reference to “this Agreement,” “hereof,” “hereunder,” “herein” and “hereby” and each other similar reference contained in the Loan Agreement, and each reference to “the Loan Agreement” and each other similar reference in the other Loan Documents, shall from and after the date of this Agreement, refer to the Loan Agreement, as amended hereby. This Agreement is a Loan Document.

(c) The rules of interpretation set forth in Section 1.02 of the Loan Agreement shall be applicable to this Agreement, mutatis mutandis.

2. Acknowledgments of Obligations and Related Matters.

(a) Acknowledgment of Obligations. Borrowers hereby acknowledge, confirm and agree that Borrowers are, jointly and severally, unconditionally indebted to Administrative Agent and Lenders as of the close of business on November 5, 2019, in respect of the Loans and all other Obligations in the aggregate principal amount of not less than $28,875,000, together with interest accrued and accruing thereon, and all fees, costs, expenses and other sums and charges now or hereafter payable by Borrowers to Administrative Agent and Lenders pursuant to the Loan Agreement and the other Loan Documents, all of which are unconditionally owing by Borrowers to Administrative Agent and Lenders pursuant to the Loan Documents, in each case without offset, defense or counterclaim of any kind, nature or description whatsoever.

(b) Acknowledgment of Security Interests. Borrowers hereby acknowledge, confirm and agree that Administrative Agent and Lenders have, and shall continue to have, valid, enforceable and perfected security interests in and liens upon the Collateral heretofore granted by Borrowers to Administrative Agent, for the benefit of Lenders, pursuant to the Loan Documents or otherwise granted to or held by Administrative Agent.

(c) Binding Effect of Loan Documents. Borrowers hereby acknowledge, confirm and agree that: (i) each of the Loan Documents to which any Borrower is a party has been duly executed and delivered to Administrative Agent and Lenders by such Borrower and each is in full force and effect as of the date hereof, (ii) the agreements and obligations of Borrowers contained in such Loan Documents to which any Borrower is a party and in this Agreement constitute the legal, valid and binding Obligations of Borrowers, enforceable against Borrowers in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and Borrowers have no valid defense to the enforcement of such Obligations, and (iii) Administrative Agent and Lenders are and shall be entitled to the rights, remedies and benefits provided for in the Loan Documents and pursuant to applicable law, but subject to the terms and conditions of this Agreement.

3. Modifications to the Loan Agreement. Upon the effectiveness of this Agreement in accordance with the provisions hereof and notwithstanding anything to the contrary contained in the Existing Loan Agreement or the Loan Documents:

(a)  Modification of Certain Defined Terms Under Section 1.01 of the Existing Loan Agreement. Section 1.01 of the Existing Loan Agreement is hereby modified as of the Effective Date of this Agreement to amend and restate in its entirety the defined term “Restricted Payment” contained therein to read as follows:

“Restricted Payment” means, as to any Person: (a) any dividend or other distribution by such Person (whether in cash, securities or other property) with respect to any Equity Interests of such Person; (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest; (c) any payment of principal or interest or any purchase, redemption, retirement, acquisition or defeasance with respect to any Debt of such Person which is subordinated to the payment of the Obligations; (d) the acquisition for value by such Person of any Equity Interests issued by such Person or any other Person that Controls such Person; (e) any management, servicing or other similar fees payable to any Loan Party or any Affiliate thereof (other than any such fees payable in the form of cash or cash equivalents, pursuant to the Management Services Agreement); (f) notwithstanding clause (e), the Supplemental Fee; and (g) any other transaction that has a similar effect as clauses (a) through (f) of this definition.

(b) Modification to Section 1.01 of the Existing Loan Agreement to Add Certain New Defined Terms. Section 1.01 of the Existing Loan Agreement is hereby modified as of the Effective Date of this Agreement to add the following new defined terms therein in alphabetical order:

“Consent and Modification Agreement” means that certain Consent and Modification Agreement dated as of November 5, 2019, as amended, restated, renewed, supplemented or otherwise modified from time to time

“Investor Note” means an 8% Unsecured Convertible Promissory Note issued by Parent to the investor named therein on or about November 5, 2019. “Investor Notes” means the collective reference to all Investor Notes.

“Management Services Agreement Amendment” has the meaning ascribed thereto in the Consent and Modification Agreement.

“Parent $5,000,000 Debt” has the meaning ascribed thereto in the Consent and Modification Agreement.

“Parent $5,000,000 Debt Documents” has the meaning ascribed thereto in the Consent and Modification Agreement.

“Supplemental Fee” has the meaning ascribed thereto in the Management Services Agreement, after giving effect to the Management Services Agreement Amendment.

(c) Modification to Section 7.06 of the Existing Loan Agreement. Section 7.06 of the Existing Loan Agreement is hereby amended and restated as of the Effective Date of this Agreement, in its entirety to read as follows:

“Section 7.06. Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that: (a) each Subsidiary may make Restricted Payments to Loan Parties and to wholly-owned Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Subsidiary, to Loan Parties and to any Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis based on their relative ownership interests); (b) Loan Parties and each Subsidiary may declare and make dividend payments or other distributions payable solely in common Equity Interests of such Person; (c) Loan Parties and each Subsidiary may purchase, redeem or otherwise acquire its common Equity Interests or warrants or options to acquire any such common Equity Interests (i) with the proceeds received from the substantially concurrent issue of new common Equity Interests or (ii) from service providers at cost upon termination of employment or service; (d) as a one-time accommodation to Loan Parties, on the Effective Date, Danimer Holdings may declare and make a cash dividend payment to Parent in order to payoff Parent’s existing Debt owing to the specific parties and in the amounts set forth on Schedule 5.08; (e) so long as a Loan Party is a “pass-through” tax entity for United States federal income tax purposes and so long as no Default exists and Loan Parties have sufficient working capital to pay their debts as they come due, cash distributions paid by Loan Parties to the holders of Equity Interests in Loan Parties in an aggregate amount equal to such holders’ of Equity Interests actual federal and state income tax liability for such taxable year (or portion thereof) attributable to such Loan Parties taxable income, provided that (i) as a condition precedent to any such payment, Administrative Loan Party shall deliver to Administrative Agent a letter from its tax accountants, in form and substance satisfactory to Administrative Agent, detailing the amount necessary to be applied to such holders of Equity Interests tax liabilities, which letter may relate to the estimated tax payments for the next succeeding four quarters, (ii) such payment or distribution shall be limited to the amounts specified in said letter, and (iii) after any redetermination of such Loan Party’s taxable income for such period, such Loan Party shall receive from each of its holders of Equity Interests a repayment of the aggregate amount (if any) by which any such distribution exceeded the allocable amount of such holders of Equity Interests actual tax liability; and (f) so long as no Event of Default exists or is continuing or would occur as a result thereof, Danimer Holdings may pay the Supplemental Fee on a monthly basis. Notwithstanding the foregoing, subject to any Change of Control that might occur by virtue thereof, nothing else contained herein shall restrict holders of securities convertible into Equity Interests of Loan Parties from converting such convertible securities into Equity Interests of Loan Parties pursuant to the terms applicable to such convertible securities.”

4. Consents.

(a) Subject to the satisfaction of the conditions precedent set forth in Section 7 hereof, Administrative Agent consents, on behalf of itself and the Lenders, to Danimer Holdings and Parent executing and delivering the Management Services Agreement Amendment.

(b) Subject to the satisfaction of the conditions precedent set forth in Section 7 hereof and pursuant to Section 7.13 of the Loan Agreement, Administrative Agent consents, on behalf of itself and the Lenders, to Parent entering into the Parent $5,000,000 Debt Documents and incurring the Parent $5,000,000 Debt.

(c) Except as expressly set forth in this Agreement, the foregoing consent shall not constitute (a) a modification or alteration of the terms, conditions or covenants of the Loan Agreement or any other Loan Document, or (b) a waiver, release or limitation upon the exercise by Administrative Agent or any Lender of any of its rights, legal or equitable, thereunder.

5. Reserved.

6. Representations and Warranties. Each Borrower hereby represents and warrants to Administrative Agent and Lenders as follows:

(a) No Default or Event of Default has occurred and is continuing (or would result from the amendment of the Existing Loan Agreement contemplated hereby).

(b) The execution, delivery and performance by each Loan Party of this Agreement has been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, or notice to or action by, any Person other than such as have been obtained or made and are in full force and effect.

(c) On and as of the date of this Agreement, all representations and warranties of each Loan Party contained in the Loan Agreement and in each other Loan Document are true and correct in all material respects (except to the extent such representations and warranties expressly refer to an earlier or specified date, in which case they are true and correct in all material respects as of such earlier or specified date).

(d) The Subordinated Meredian Bioplastics Debt has been repaid in full and the documents evidencing the Subordinated Meredian Bioplastics Debt have been terminated as of July 31, 2019.

7. Conditions of Effectiveness.

(a) The Agreement shall become effective as of the Effective Date of this Agreement upon the satisfaction of all of the following conditions:

(i) Borrowers shall have delivered to Administrative Agent an original (or executed faxed or electronic copy) of this Agreement, duly executed by each of the Loan Parties;

(ii) Administrative Agent shall have received a duly executed copy of the Management Services Agreement Amendment and the same shall be in full force and effect, and shall be satisfactory in all respects to Administrative Agent;

(iii) Borrowers shall have delivered to Administrative Agent fully executed copies of the Parent $5,000,000 Debt Documents and the same shall be in full force and effect, and shall be satisfactory in all respects to Administrative Agent;

(iv) Administrative Agent shall have received evidence that the full proceeds of the Investor Notes received by Parent shall have been contributed as equity to the capital of Danimer Holdings in form and substance satisfactory to Administrative Agent;

(v) each of the representations and warranties contained in Section 6 of this Agreement shall be true, correct and accurate as of the date of this Agreement; and

(vi) the receipt by Administrative Agent of the payment, in immediately available funds, of all reasonable out-of-pocket fees, costs, charges and expenses incurred by Administrative Agent in connection with the preparation, execution and delivery of this Agreement or any of the transactions arising hereunder or otherwise related hereto or referred to herein, including any actual out-of-pocket costs, expenses, charges or expenses of Administrative Agent and the reasonable fees, charges and disbursements of counsel for Administrative Agent.

(b) The parties hereto specifically acknowledge and agree that: (i) the execution and delivery of this Agreement shall not be deemed to create a course of dealing or otherwise obligate Administrative Agent or Lenders to execute similar agreements under the same, similar or different circumstances in the future; and (ii) neither Administrative Agent nor any Lender has any obligation to further amend provisions of, or waive compliance with or consent to a departure from the requirements of, the Existing Loan Agreement or any of the other Loan Documents. Except as expressly amended pursuant hereto, the Existing Loan Agreement and each of the other Loan Documents shall remain unchanged and in full force and effect and are hereby ratified and confirmed in all respects, and the Collateral described in the Loan Documents shall continue to secure the Obligations. Each of the Guarantors party hereto: (i) specifically consents to the terms of this Agreement; (ii) reaffirms its obligations under its Guaranty and under all other Loan Documents to which it is a party; (iii) reaffirms the waivers of each and every one of the defenses to such obligations as set forth in such Guaranty and each such other Loan Document; and (iv) reaffirms that its obligations under such Guaranty and each such other Loan Document are separate and distinct from the obligations of any other party under the Loan Documents.

8. General Release. On and as of the Effective Date of this Agreement and in consideration of the agreements set forth herein, each Loan Party which is a party hereto, on behalf of itself and its successors and assigns, does hereby: (a) release, acquit and forever discharge Administrative Agent and each Lender, all of Administrative Agent’s and each Lender’s predecessors-in-interest, and all of Administrative Agent’s and each Lender’s past and present officers, directors, managers, members, attorneys, affiliates, employees and agents, of and from any and all claims, demands, obligations, liabilities, indebtedness, breaches of contract, breaches of duty or of any relationship, acts, omissions, misfeasance, malfeasance, causes of action, defenses, offsets, debts, sums of money, accounts, compensation, contracts, controversies, promises, damages, costs, losses and expenses, of every type, kind, nature, description or character, whether known or unknown, suspected or unsuspected, liquidated or unliquidated (each of the foregoing, a “Claim”), each as though fully set forth herein at length, that any Borrower, any Loan Party or any of their respective successors or assigns now has or may have as of the Effective Date of this Agreement in any way arising out of, connected with or related to any or all of the transactions contemplated by the Loan Documents (including this Agreement) or any of them or any provision or failure to provide credit or other accommodations to any Borrower or any other Person under the Loan Documents (including this Agreement) or any of them or any other agreement, document or instrument referred to, or otherwise related to, any or all of the Loan Documents (including this Agreement) or any of them (each, a “Released Claim”); and (b) specifically acknowledge and agree that: (i) none of the provisions of the release contained in Section 6(a) above (the “General Release”) shall be construed as or constitute an admission of any liability on the part of Administrative Agent or Lenders (or any of them); (ii) the provisions of the General Release shall constitute an absolute bar to any Released Claim of any kind, whether any such Released Claim is based on contract, tort, warranty, mistake or any other theory, whether legal, statutory or equitable; and (iii) any attempt to assert a Released Claim barred by the provisions of the General Release shall subject it to the provisions of applicable law setting forth the remedies for the bringing of groundless, frivolous or baseless claims or causes of action.

9. General Provisions.

(a) This Agreement shall be binding upon and inure to the benefit of the parties to the Loan Agreement and their respective successors and assigns.

(b) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Each of the parties hereto understands and agrees that this document (and any other document required herein) may be delivered by the other party thereto either in the form of an executed original or an executed original sent by facsimile or electronic transmission to be followed promptly by mailing of a hard copy original, and that receipt by Administrative Agent of an electronically or telecopier facsimile document purportedly bearing the signature of Borrowers and shall bind Borrowers with the same force and effect as the delivery of a hard copy original.

(c) This Agreement contains the entire and exclusive agreement of the parties to the Loan Agreement with reference to the matters discussed herein. This Agreement supersedes all prior drafts and communications with respect hereto. This Agreement may not be amended except in accordance with the provisions of the Loan Agreement.

(d) Article X of the Existing Loan Agreement (except Section 10.14 thereof) is incorporated herein by this reference and made applicable as if set forth herein in full, mutatis mutandis.

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In Witness Whereof, the parties hereto have duly executed and delivered this Agreement as of the date first written above.

BORROWERS:

DANIMER SCIENTIFIC HOLDINGS, LLC		MEREDIAN, INC.

By:	/s/ John A. Dowdy, III	By:	/s/ John A. Dowdy, III
Name:	John A. Dowdy, III	Name:	John A. Dowdy, III
Title:	CFO	Title:	CFO

MEREDIAN BIOPLASTICS, INC.		DANIMER SCIENTIFIC, L.L.C.

By:	/s/ John A. Dowdy, III	By:	/s/ John A. Dowdy, III
Name:	John A. Dowdy, III	Name:	John A. Dowdy, III
Title:	CFO	Title:	CFO

DANIMER BIOPLASTICS, INC.		DANIMER SCIENTIFIC KENTUCKY, INC.

By:	/s/ John A. Dowdy, III	By:	/s/ John A. Dowdy, III
Name:	John A. Dowdy, III	Name:	John A. Dowdy, III
Title:	CFO	Title:	CFO

GUARANTOR:

Acknowledged and Agreed to, including, without
limitation, the provisions of Section 7(b) herein:

MEREDIAN HOLDINGS GROUP, INC.

By:	/s/ John A. Dowdy, III
Name:	John A. Dowdy, III
Title:	CFO

Administrative Agent:

WHITE OAK GLOBAL ADVISORS, LLC, a Delaware limited liability company

By:	/s/ David Hackett
Name:	David Hackett
Title:	Co-President

Lenders:

White Oak Global Advisors, LLC, a Delaware limited liability company, as investment manager for the Lender identified on Schedule 2.01 to Loan Agreement as BESPOKE

By:	/s/ David Hackett
Name:	David Hackett
Title:	Co-President

White Oak Global Advisors, LLC, a Delaware limited liability company, as investment manager for the Lender identified on Schedule 2.01 to Loan Agreement as BRPD2

By:	David Hackett
Name:	David Hackett
Title:	Co-President